EXHIBIT 99.1

MARGARET BELLVILLE JOINS VYYO BOARD OF DIRECTORS

Norcross, GA (November 9, 2006) – Vyyo Inc. (NASDAQ:  VYYO), a supplier of broadband access equipment for cable and private wireless broadband network solutions, announced today that Margaret “Maggie” Bellville has been named to the company’s Board of Directors.

Bellville, one of the industry’s most respected and recognized senior executives, established a reputation as a leading operations expert at positions with Charter Communications, Cox Communications and Century Communications.  During six years with Cox, she led the company’s new services initiatives, including telephony services, high-speed data and digital video.

“Throughout her career in cable, Maggie has recognized the potential for existing infrastructure to continue to deliver new technologies and services,” said Davidi Gilo, Chairman and CEO of Vyyo.  “Her expertise and visionary approach will be invaluable as we continue to work with operators on deployments of our 3 GHz Spectrum Overlay and T1 over HFC solutions.”

“Bandwidth and business services are unquestionably two of the most important issues for cable today,” said Bellville.  “I’ve been particularly impressed by how Vyyo’s solutions have demonstrated in the field that they can help large and small operators alike to leverage existing plant to offer new services and generate additional revenues.”

Currently a partner with CarterBaldwin, a national executive search firm, Bellville most recently served as executive vice president and COO of Charter Communications from 2002 to 2004.  From 2001 to 2002, she was president and CEO of Incanta, Inc., a technology-based streaming content start-up based in Atlanta.

During her tenure with Cox from 1995 to 2001, Bellville was responsible for launching high-speed data, residential telephony and digital video throughout the company’s footprint.  As executive vice president, operations, she also developed initiatives to launch commercial broadband services in specific cluster systems, and oversaw the integration of three acquired MSOs into Cox’s operations.  Her success with Cox earned her recognition as Woman of the Year at the National Women in Cable and Telecommunications Gala in 2000.

Bellville entered cable in 1993 as senior vice president, Southwest Division for Century Communications.  Previously she had been a vice president with GTE Wireless/Contel Cellular, Inc. from 1986 to 1993.  She began her career with AT&T Consumer products in 1978.

Bellville holds a B.A. in Social Science from the State University of New York at Binghamton, and is a graduate of the Harvard Business School’s Advanced Management Program.  She is on the Board of Directors of the Academy of Television Arts & Sciences Foundation, and chairs the auction and fundraising efforts of the Cystic Fibrosis Foundation.  She also has been active in a variety of cable organizations throughout her career.

About Vyyo Inc.

Our products are designed for use by cable television and wireless telecommunication operators, wireless internet service providers (ISPs), utilities and enterprise.  Our cable solutions include cable system spectrum overlay solutions designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and 4x or more in the upstream, addressing bandwidth demand for T1 and other

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advanced services.  Our wireless broadband solutions enable utilities and other customers to operate private wireless networks for communications to their remote assets and customers.  Typical applications include high-speed internet services, SCADA (Supervisory Control And Data Acquisition), voice over internet protocol (VoIP) and telephony (T1/E1), all based on modified Data Over Cable System Interface Specification (DOCSIS®) technology.  For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the opportunities created for our customers given our ability to provide spectrum overlay and wired and wireless T1 solutions and our ability to dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements.  Risks that may cause these forward-looking statements to be inaccurate include among others:  whether we will be able to move from development stage to deployment and establish commercial relationships with cable system operators; whether we will be able to successfully produce our wireless systems and whether such systems will be adopted and deployed by utilities and other customers; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our broadband wireless and spectrum overlay solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2005, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

DOCSIS is a trademark of Cable Television Laboratories, Inc.

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PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com

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